Exhibit 99.1

NEWS RELEASE	Contact:	Derek Gaertner
For Immediate Release		580 2nd Street, Suite 102
Encinitas, CA 92024
Phone: (760) 479-5075

MACC Private Equities Inc.
Announces Results of First Quarter

ENCINITAS, CALIFORNIA — (February 16, 2010) — On February 16, 2010, MACC Private Equities Inc. (NASDAQ Capital Market: MACC) announced its preliminary results of operations from the first quarter of its fiscal year 2010, which are subject to adjustment upon completion of its annual audit.

For the first quarter of fiscal 2010, MACC recorded total investment income of $93,191, as compared to total investment income of $211,379 for the first quarter of fiscal 2009, a decrease of $118,188, or 56%, from total investment income for the prior year first quarter.  This decrease in investment income was the net effect of a decrease in interest income of $51,196, or 50%, and a decrease in dividend income of $66,992, or 61%.  The decrease in interest income is the net result of (i) repayments of principal on debt portfolio securities issued to us by three portfolio companies, thereby decreasing interest income, (ii) an increase in interest income due to one follow-on debt portfolio security investment, (iii) an increase due to one debt portfolio security paying interest for the year which was on non-accrual of interest status, (iv) a decrease in interest income on one debt portfolio security which has been placed on non-accrual of interest status.  Total operating expenses for the first quarter of fiscal 2010 were $263,052, as compared to $293,399 for the first quarter of fiscal 2009.  Net investment expense for the first quarter of fiscal 2010 was $169,861, as compared to a net investment expense of $82,020 in the first quarter of fiscal 2009.

MACC had no net realized gain or loss on investments for the first quarter of fiscal 2010, the same as for the first quarter of fiscal 2009.  MACC recorded a net change in unrealized appreciation/depreciation on investments of ($323,671) during the current year first quarter, as compared to $269,100 during the first quarter of fiscal 2009.

MACC experienced a net decrease in net assets from operations at the end of the first quarter of fiscal 2010 of $493,532, and the resulting net asset value per share was $2.97 as of December 31, 2009, as compared to $3.17 as of September 30, 2009.  The decrease in net asset value during the first quarter ended December 31, 2009 was primarily the result of the net change in unrealized depreciation on investments, as described above.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2009, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  The forward-looking statements contained in its Annual Report are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

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